Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Second Quarter 2023 Financial Results

Company Reaffirms 2023 Guidance for Total Revenue and Annual Recurring Revenue (ARR) Growth of 15% and Exit 2023 with Neutral Operating Cashflow

BURLINGTON, MASS. – August 1, 2023 – Aware, Inc. (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, today reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 and Recent Operational Highlights

•
Generated $3.2 million of revenue, compared to $4.3 million in the first quarter of 2023 and $4.2 million in the second quarter of 2022.
•
Reaffirmed expectation to grow total revenue and annual recurring revenue (ARR) by 15% in 2023 and to achieve neutral operating cash flow exiting 2023.
•
Contracted to expand an existing European government system by introducing facial recognition and securing a five-year, $5 million contract plus options up to $8 million.
•
Expanded Aware’s Knomi footprint in the Middle East by introducing contract management use cases.
•
Secured two additional AwareABIS contracts, including Aware’s first cloud ABIS award.
•
Integrated AwareID’s identity verification technology into Canadian-based mobility app “A Safer Walk” enabling women to join the verified walk network rapidly and securely.
•
Showcased Aware’s advanced authentication solutions for commercial organizations, law enforcement and government agencies globally at IACP Tech Conference, Identity Week Europe 2023, America Digital Mexico, Febraban Tech 2023 and Border Security Expo.

Management Commentary

“We continue to focus on driving annual growth and building our recurring revenue as we strive to reduce volatility between quarters,” said Robert Eckel, Aware’s Chief Executive Officer and President. "During the second quarter we focused on protecting, securing and expanding our customer base commitments along with rolling out several product improvements. Although not yet reflected in our revenue, we signed several significant contracts in Q2 that have established the foundation for future recurring revenue growth and more revenue from partnerships. Furthermore, our technical team reinforced the capabilities of AwareID's facial authentication, improved Knomi's liveness detection excellence, and upgraded our orchestration to address new identity verification use cases with document authentication."

“The fidelity of our pipeline continues to improve,” added Eckel. “In addition to opportunities we are generating directly, our partners are bringing us high-quality opportunities with new end customers that have the potential to expand our market share, giving us the confidence to reiterate our expectation to grow total revenue and ARR by 15% in 2023. Furthermore, we anticipate exiting the year with neutral operating cashflow. Backed by an enhanced product portfolio and robust partnerships, we are confident in our ability to achieve our financial goals for the second half of the year and look forward to building upon the foundation we have laid in these first two quarters.”

Second Quarter 2023 Financial Results

Revenue for the second quarter of 2023 was $3.2 million, compared to $4.3 million in the first quarter of 2023 and $4.2 million in the same year-ago period. The sequential and year-over-year decline in revenue was primarily due to lower revenue from software licenses.

Net loss for the second quarter of 2023 totaled $2.7 million, or $(0.13) per diluted share, which compares to net loss of $1.6 million, or $(0.07) per diluted share, in the first quarter of 2023 and net loss of $1.3 million, or $(0.06) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the second quarter of 2023 totaled $2.4 million, compared to adjusted EBITDA loss of $1.4 million in the first quarter of 2023 and adjusted EBITDA loss of $0.8 million in the same year-ago period. The increased year-over-year increase in adjusted EBITDA loss was primarily due to lower revenue.

Six Month 2023 Financial Results

Revenue for the six months ended June 30, 2023 was $7.5 million, compared to $8.9 million in the same year-ago period. The decrease in revenue was primarily due to lower revenue from software licenses.

Net loss for the six months ended June 30, 2023 totaled $4.2 million, or $(0.20) per diluted share, which compares to net loss of $2.6 million, or $(0.12) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the six months ended June 30, 2023 was $3.8 million, compared to adjusted EBITDA loss of $1.4 million in the same year-ago period. The larger adjusted EBITDA loss was primarily due to lower revenue.

Cash, cash equivalents and marketable securities totaled $25.1 million as of June 30, 2023, compared to $29.0 million as of December 31, 2022.

Aware management will host a webcast today, August 1, 2023, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Tuesday, August 1, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and SaaS offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Aware’s algorithms are based on diverse data sets from all over the world and can be tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features, helping them feel secure and improving their lives. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2022 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Software licenses	$1,039	$2,018	$3,145	$4,646
Software maintenance	1,767	1,819	3,602	3,481
Services and other	378	401	743	803
Total revenue	3,184	4,238	7,490	8,930

Costs and expenses:
Cost of services and other revenue	325	324	623	638
Research and development	2,265	2,229	4,646	4,653
Selling and marketing	1,956	1,412	3,947	3,193
General and administrative	1,574	1,626	3,079	3,086
Total costs and expenses	6,120	5,591	12,295	11,570
Operating loss	(2,936)	(1,353)	(4,805)	(2,640)
Interest income	284	64	585	73
Net loss	$(2,652)	$(1,289)	$(4,220)	$(2,567)

Net loss per share – basic	$(0.13)	$(0.06)	$(0.20)	$(0.12)
Net loss per share – diluted	$(0.13)	$(0.06)	$(0.20)	$(0.12)
Weighted-average shares – basic	20,968	21,655	21,001	21,649
Weighted-average shares – diluted	20,968	21,655	21,001	21,649

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$3,313	$11,749
Marketable securities	21,748	17,229
Accounts and unbilled receivables, net	6,837	6,246
Tax receivable	1,498	1,362
Property and equipment, net	652	726
Goodwill and intangible assets, net	5,719	5,926
Note receivable	2,663	2,601
Right of use assets	4,402	4,538
Other assets, net	840	815

Total assets	$47,672	$51,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$1,483	$1,921
Deferred revenue	4,359	3,733
Operating lease liability	4,576	4,517
Contingent acquisition payment	812	812
Total stockholders’ equity	36,442	40,209

Total liabilities and stockholders’ equity	$47,672	$51,192

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on an annual term or shorter arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and six months ended June 30, 2023 and 2022 and for the three months ended March 31, 2023 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and six months ended June 30, 2023 and 2022.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net loss	$(2,652)	$(1,568)	$(1,289)
Depreciation and Amortization	148	149	221
Stock based compensation	403	335	378
Interest Income	(284)	(301)	(64)
Adjusted EBITDA	$(2,385)	$(1,385)	$(754)

	Six Months Ended June 30,
	2023	2022
Net loss	$(4,220)	$(2,567)
Depreciation and Amortization	298	446
Stock based compensation	738	808
Interest Income	(585)	(73)
Adjusted EBITDA	$(3,769)	$(1,386)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Recurring revenue:
Software subscriptions	$304	$1,227	$258	1,532	1,545
Software maintenance	1,767	1,835	1,820	3,602	3,481
Total recurring revenue	2,071	3,062	2,078	5,134	5,026

Non-recurring revenue:
Software licenses	735	878	1,759	1,613	3,101
Services and other	378	365	401	743	803
Total non-recurring revenue	1,113	1,243	2,160	2,356	3,904
Total revenue	$3,184	$4,305	$4,238	$7,490	$8,930

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

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Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.